Exhibit 25.1

FORM T-1
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF ELIGIBILITY
UNDER THE TRUST INDENTURE ACT OF 1939 OF A
CORPORATION DESIGNATED TO ACT AS TRUSTEE
CHECK IF AN APPLICATION TO DETERMINE
ELIGIBILITY OF A TRUSTEE PURSUANT TO
SECTION 305(b)(2)    ☐

BRANCH BANKING AND TRUST COMPANY
(Exact name of trustee as specified in its charter)

North Carolina	56-0149200
(Jurisdiction of incorporation or organization	(I.R.S. employer
if not a U.S. national bank)	identification no.)

223 West Nash Street	27893
Wilson, North Carolina	(Zip code)
(Address of principal executive offices)

M. Patricia Oliver, Esq.
c/o BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101
Phone: (336)733-2000
(Name, address and telephone number of agent for service)
MARTIN MARIETTA MATERIALS, INC.
(Exact name of obligor as specified in its charter)

North Carolina	56-1848578
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

2710 Wycliff Road	27607-3033
Raleigh, North Carolina	(Zip code)
(Address of principal executive offices)

Senior Debt Securities
(Title of the indenture securities)

1.	General information. Furnish the following information as to the trustee:
(a)	Name and address of each examining or supervising authority to which it is subject.

Name	Address
North Carolina Commissioner of Banks	Raleigh, North Carolina 27603

Federal Reserve Bank	Richmond, Virgina 23219

Federal Deposit Insurance Corporation	Washington, D.C. 20429
(b)	Whether it is authorized to exercise corporate trust powers.
     Yes.
2.	Affiliations with Obligor.
     If the obligor is an affiliate of the trustee, describe each such affiliation.
     None.
16.	List of Exhibits.
     List below all exhibits filed as part of this statement of eligibility.
1.	A copy of the articles of incorporation of Branch Banking and Trust Company

3.	A copy of the authorization of the trustee to exercise corporate trust powers.

4.	A copy of the existing by laws of the trustee.

6.	The consent of the trustee required by Section 321(b) of the Act.

7.	A copy of the latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority.

SIGNATURE
     Pursuant to the requirements of the Trust Indenture Act of 1939, the trustee, Branch Banking and Trust Company, a state banking corporation organized and existing under the laws of the State of North Carolina, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of Wilson, and State of North Carolina, on the 25th day of April, 2007.

BRANCH BANKING AND TRUST COMPANY
By:	/S/ Pamela B. McGee
	Name:	Pamela B. McGee
	Title:	Vice President

EXHIBIT 1
RESTATED ARTICLES OF INCORPORATION
OF
BRANCH BANKING AND TRUST COMPANY
ARTICLE I.
Name
The name of the corporation is BRANCH BANKING AND TRUST COMPANY.
ARTICLE II.
Duration
The period of duration of the corporation shall be perpetual.
ARTICLE III.
Purposes
     The purposes for which this corporation is formed are to act as agent to the extent permitted by the laws of the State of North Carolina; to conduct a commercial banking business, a savings banking business and a trust and fiduciary business and to exercise all such powers as are required to carry on and conduct a general banking and trust business and such other related enterprises as may be incident to or connected therewith and, specifically, to exercise all of the powers conferred upon banking and private corporations by the laws of the State of North Carolina.
ARTICLE IV.
Capital Stock
     The corporation shall be authorized to issue five million shares of voting common stock, all of one class, having a par value of $5.00 per share.

ARTICLE V.
Registered Office
     The address of the registered office of the corporation is 200 West Second Street, Winston-Salem, Forsyth County, North Carolina 27101 and the name of its registered agent at such address is Jerone C. Herring.
ARTICLE VI.
Incorporators
     The names and addresses of the incorporators are:

Name	Address
F.L. Carr	402 South Kincaid Avenue
Wilson, NC 27893

John Graves	209 Wilshire Boulevard
Wilson, NC 27893

Thorne Gregory	1200 Brookside Drive
Wilson, NC 27893

G.S. Tucker, Jr.	1415 West Nash Street
Wilson, NC 27893

R.P. Watson	1301 Watson Drive
Wilson, NC 27893
ARTICLE VII.
Bylaws
     The Board of Directors of the corporation shall have the right and authority to make and adopt such bylaws for the management of the corporation as they shall deem necessary and proper, and shall have the further right and authority to amend, alter, and rescind said bylaws, from time to time as they deem to be in the best interests of the corporation.

ARTICLE VIII.
Preemptive Rights
     No holder of stock of the corporation shall entitled as of right or have any preemptive right to subscribe for or purchase any additional or increased stock of the corporation of any class, whether now or hereafter authorized, or obligations convertible into any class of stock, or stock of any class convertible into stock of any other class, or obligations, stock or other securities carrying warrants or rights to subscribe for stock of the corporation of any class, whether now or hereafter authorized, but any and all shares of stock, bonds, debentures or other securities or obligations, whether or not convertible into stock or carrying warrants entitling the holders thereof to subscribe to stock, may be issued, sold or disposed of from time to time by authority of the Board of Directors of the corporation to such persons, firms or corporations and for such consideration, insofar as permitted by law, as the Board of Directors shall from time to time determine.
ARTICLE IX.
Liquidation Account
     Pursuant to the requirements of the Office of Thrift Supervision’s regulations (12 C.F.R. 563b), the Corporation shall assume and, for the period required by such regulations, maintain the following liquidation accounts initially established and maintained by:
     First Federal of the Carolinas, F.A., assumed and maintained by BB&T Federal Savings Bank of High Point, and thereafter assumed and maintained by Branch Banking and Trust Company of High Point for the benefit of Branch Banking and Trust Company of High Point’s (as successor to First Federal of the Carolina, F.A. and BB&T Federal

Savings Bank of High Point) savings account holders as of September 30, 1977, as and June 30, 1980 (eligible savers);
     Home Savings and Loan Association, Inc. and thereafter assumed and maintained by Branch Banking and Trust Company of Durham for the benefit of Branch Banking and Trust Company of Durham’s (as successor to Home Savings and Loan Association, Inc. and BB&T Federal Savings Bank of Durham, Inc.) savings account holders as of September 30, 1985 (“eligible savers”);
     Old Stone Bank of North Carolina, a Federal Savings Bank and thereafter assumed by Old Stone Interim Bank (as successor to Old Stone Bank of North Carolina, a Federal Savings Bank) for the benefit of its savings account holders as of June 30, 1978, as of September 30, 1980 and as of July 31, 1982 (“eligible saver”);
     Mutual Federal Savings and Loan Association (“Mutual Federal”) and Western Carolina Savings and Loan Association, Inc. (“Western Carolina”), thereafter assumed by SNB Savings S.S.B., Inc. (“SNB”) Savings (as successor to Mutual Federal and Western Carolina) and thereafter assumed by SNB Interim Bank (as successor to SNB Savings) for the benefit of Mutual Federals savings account holders as of September 29, 1986, and Western Carolinas savings account holders as of March 31, 1987, in each case who continue to maintain such accounts with corporation (“eligible savers);
     Gate City Federal Savings Bank, and thereafter assumed by Gate City Bank for the benefit of Gate City Banks (as successor to Gate City Bank) savings account holders as of November 30, 1989, and March 31, 1991 (eligible savers);

     Albemarle Bank for the benefit of Albemarle Banks (as successor to Albemarle Savings and Loan Association, Inc.) savings account holders as of November 30, 1989, and March 31, 1991 (eligible savers);
     Peoples Federal Savings Bank of Thomasville and thereafter assumed by Peoples Bank (as successor to Peoples Federal Savings Bank of Thomasville) for the benefit of Peoples Bank’s savings account holders as of April 30, 1991 (“eligible savers”);
     First Federal Savings Bank of Pitt County, thereafter assumed and maintained by BB&T Federal Savings Bank of Pitt County, and thereafter assumed and maintained by BB&T Federal Savings Bank of Pitt County, and thereafter assumed and maintained by BB&T Bank of Pitt County for the benefit of BB&T Bank of Pitt County’s (as successor to First Federal Savings Bank of Pitt County and BB&T Federal Savings Bank of Pitt County) savings account holders as of September 30, 1978 and as of June 30, 1980 (“eligible savers”);
     Carolina Savings Bank, Inc. and thereafter assumed by Carolina Bank (as successor to Carolina Savings, Inc.) for the benefit of Carolina Bank’s savings account holders as of December 31, 1991 (“eligible savers”);
     Security Federal Savings Bank and thereafter assumed by Security Bank (as successor to Security Federal Savings Bank) for the benefit of Security bank’s savings account holders as of June 19, 1990 (“eligible savers”);
     Edenton Savings and Loan Association, Inc. and thereafter assumed by Edenton Bank (as successor to Edenton Savings and Loan Association, Inc.) for the benefit of Edenton Bank’s savings account holders as of March 31, 1992 (“eligible savers”);

     Mutual Savings Bank and thereafter assumed by Mutual Interim Bank (as successor to Mutual Savings Bank) for the benefit of its savings account holders as of October 29, 1993 (“eligible savers”);
     Citizens Savings Bank and thereafter assumed by Citizens Interim Bank (as successor to Citizens Savings Bank) for the benefit of Citizens’ savings account holders as of April 15, 1982 (“eligible savers”);
     Citizens Savings Bank of Mooresville and thereafter assumed by Citizens Interim Bank of Mooresville (as successor to Citizens Savings Bank of Mooresville) for the benefit of Citizens Savings Bank’s savings account holders as of December 23, 1993 (“eligible savers”);
In the event of a complete liquidation of the Corporation, it shall comply with the above-cited Office of Thrift Supervision regulations with respect to the amount and the priorities on liquidation of each of the eligible savers’ inchoate interest in the appropriate liquidation account, to the extent such account is still in existence; provided, that an eligible saver’s inchoate interest in a liquidation account shall not entitle such eligible saver to any voting rights at meetings of the stockholders of the Corporation.
ARTICLE X.
Limitation of Director’s Liability
     To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation, its shareholders or otherwise for monetary damages for breach of his duty as a director. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. The limitation of liability provided for in this paragraph shall not apply to acts or omissions which would be contrary to the provisions of Chapter 53 of the North Carolina General Statutes (or any successor statute).
This the 28th day of June, 1996.

BRANCH BANKING AND TRUST COMPANY
By:	/s/ Robert E. Green
	Name:	Robert E. Green
	Title:	President

OFFICE OF THE COMMISSIONER OF BANKS
CERTIFICATE OF AUTHORITY
FOR RESTATED ARTICLES OF INCORPORATION
     I, Hal D. Lingerfelt, Commissioner of Banks for the State of North Carolina hereby certify that the foregoing RESTATED ARTICLES OF INCORPORATION OF BRANCH BANKING AND TRUST COMPANY, having its principle office in the City of Winston-Salem, Forsyth County, North Carolina, have been approved by me this date, August 29, 1996, for the purposes of integrating into one document its original Articles of Incorporation and all amendments thereto. Authority to record the Restated Articles of Incorporation is hereby granted.
     Witness my signature and official seal this the 29th day of August, 1996.

[SEAL OF OFFICE OF THE	/s/ Hal D. Lingerfelt

COMMISSIONER OF BANKS]	Hal D. Lingerfelt
Commissioner of Banks

ARTICLES OF RESTATEMENT
OF
BRANCH BANKING AND TRUST COMPANY
     The undersigned corporation hereby submits these Articles of Restatement for the purpose of integrating into one document its original articles of incorporation and all amendments thereto:
1.	The name of the corporation is Branch Banking and Trust Company.

2.	Attached hereto as Exhibit A are the Restated Articles of Incorporation of Branch Banking and Trust Company (“Restated Articles”), which contain amendments to the Articles of Incorporation requiring shareholder approval.

3.	The Restated Articles of Incorporation of the corporation were adopted by its shareholders on the 27th day of June, 1996, in the manner prescribed by North Carolina General Statutes, Chapter 55.

4.	The Restated Articles are to be effective upon filing.

This the 28th day of June, 1996.

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Robert E. Greene

Name: Robert E. Green
Title: President

Exhibit 3
TRUST LICENSE
[Seal of State of North Carolina Commissioner of Banks]
State of North Carolina
Branch Banking and Trust Company having paid the $200 fee as required by G.S. 53-160, and otherwise being empowered to exercise fiduciary powers, is hereby granted a license to act as Guardian, Trustee, Assignee, Receiver, Executor, or Administrator without bond as provided by law.

[Seal of State of North Carolina Commissioner of Banks]	WITNESS my hand and official seal, this the 3rd day of January, 2007

/s/ Joseph A. Smith, Jr.

Joseph A. Smith, Jr.
Commissioner of Banks
Expires December 31, 2007
North Carolina Commissioner of Banks, 316 W. Edenton Street, 4309 Mail Service Center, Raleigh, NC 27699-4309
Telephone: 919/733-3016 Fax: 919/733-6918 Internet: http://www.nccob.org

Exhibit 4
BYLAWS OF BRANCH BANKING AND TRUST COMPANY
As Amended and Restated on December 16, 2004
ARTICLE I.
Offices
     1. Principal Office: The principal office of Branch Banking and Trust Company (the “bank”) shall be located at 200 West Second Street, Winston-Salem, North Carolina, or at such other place as the Board of Directors may fix from time to time.
     2. Registered Office: The bank shall maintain a registered office or registered offices at such place or places as may be required by applicable law.
     3. Other Offices: The bank may have offices at such other places as the Board of Directors may from time to time determine, or as the business affairs and general operations of the bank may require.
ARTICLE II.
Meetings of Sole Shareholder
     1. Place of Meetings: All meetings of the bank’s sole shareholder, BB&T Corporation, shall be held at the principal office of the bank, or at such other place, either within or without the State of North Carolina, as shall be designated by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Secretary or the Board of Directors.
     2. Annual Meetings: The annual meeting of the bank’s sole shareholder shall be held on such date, no later than June 30 of each year or as may otherwise be required by applicable law, and at such time as may be designated by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Secretary or the Board of Directors for the purpose of the election of directors and for the transaction of such other business as may properly come before the meeting.
     3. Substitute Annual Meetings: If the annual meeting shall not be held on the day designated by these bylaws, a substitute annual meeting may be called in accordance with the provisions of this Article relating to special meetings. A meeting so called shall be designated and treated for all purposes as the annual meeting.
     4. Special Meetings: Special meetings may be called by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Secretary or the Board of Directors of the bank.

     5. Notice of Meetings; Waiver:
          (a) Written, printed or electronically transmitted notice of a meeting stating the date, time and place of the meeting shall be delivered to the bank’s sole shareholder not less than 10 nor more than 60 days before the date thereof, by or at the direction of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Secretary or the Board of Directors.
          (b) In case of an annual or substitute annual meeting, the notice of meeting need not specifically state the business to be transacted at the meeting, unless a description of the matter is required by the provisions of applicable law. In the case of a special meeting, the notice of meeting shall specifically state the purpose or purposes for which the meeting is called.
          (c) The bank’s sole shareholder may waive notice of any meeting before or after the date and time stated in the notice. The waiver must be in writing, signed by the shareholder and delivered to the bank for inclusion in the minutes or filing with the corporate records. Attendance at a meeting by the sole shareholder waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.
     6. Proxies: Shares may be voted either in person or by one or more proxies authorized by a written appointment of proxy signed by the bank’s sole shareholder.
     7. Action without Meeting: Any action that is required or permitted to be taken at a meeting of the sole shareholder may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by the sole shareholder, and delivered to the bank for inclusion in the minutes or filing with the corporate records.
     8. Conduct of Meetings:
          (a) Unless determined otherwise by the Board of Directors, the Chief Executive Officer of the bank shall act as chairman at all meetings of the sole shareholder and the Secretary or an Assistant Secretary of the bank shall act as secretary at all meetings of sole shareholder.
          (b) The Board of Directors or, in its absence, the chairman of the meeting may, to the extent not prohibited by applicable law, establish such rules or regulations for the conduct of meetings of the sole shareholder as the Board or the chairman, as the case may be, shall deem necessary, appropriate or convenient.
ARTICLE III.
Board of Directors
     1. General Powers: All corporate powers of the bank shall be exercised by or under the authority of, and the business affairs and operations of the bank shall be managed under the direction of, the Board of Directors.

     2. Number, Tenure, and Qualification: The number of directors shall be the number elected from time to time by the bank’s sole shareholder, which number shall be not less than 15 nor more than 30. Each director shall hold office until the next annual meeting of the sole shareholder and until his or her successor has been elected and qualified. A director who reaches age 70 shall retire as a director at the end of the calendar year during which the director reaches age 70, without any further action by the shareholder or the Board of Directors. Each director shall be the owner and holder of such shares of stock as may be required by applicable law to qualify as a director. Unless otherwise permitted by applicable law, not less than one-half of the directors shall be residents of the State of North Carolina or any state in which the bank has a branch.
     3. Election of Directors: Except as provided in Section 6 of this Article, directors shall be elected at the annual meeting of the sole shareholder of the bank.
     4. Organization: The Board shall elect annually from its members a Chairman (who shall also be the Chief Executive Officer of the bank) and may elect a Vice Chairman of the Board of Directors. Each meeting of the Board shall be presided over by the Chairman of the Board, or in the absence or at the request of the Chairman, by the Vice Chairman of the Board, and in their absence or at their request, by any member of the Board selected to preside by vote of a majority of the directors present. The Chairman and Vice Chairman shall perform such duties as may be incident to their respective offices or as may be directed by the Board. Each committee of the Board shall annually elect from its members a Chairman and Vice Chairman, who shall preside over committee meetings in the manner provided for Board meetings above.
     5. Removal: Any director may be removed from office by the bank’s sole shareholder with or without cause.
     6. Vacancies: A vacancy occurring on the Board of Directors, including, without limitation, a vacancy resulting from an increase in the number of directors, may be filled by a majority vote of the directors remaining in office. The bank’s sole shareholder may elect a director at any time to fill a vacancy not filled by the directors. In addition, at any meeting of the sole shareholder, the shareholder may authorize not more than two additional directorships which may be left unfilled to be filled in the discretion of the Board during the interval between shareholders’ meetings. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.
     7. Compensation: The Board of Directors may compensate non-management directors for their services as such and may provide for the payment of expenses incurred by all directors, as appropriate, in connection with such services.
     8. Executive Committee: The Board of Directors shall appoint an Executive Committee comprised of not less than three members of the Board. The Executive Committee shall have such powers and duties as may be stated in its charter or prescribed from time to time by the Board, subject to any restrictions imposed by applicable law. Without limiting the foregoing, to the extent permitted by applicable law and authorized by the Board of Directors, the Executive Committee shall have and may exercise, during the intervals between the meetings of the Board, all the powers and authority of the Board of Directors in the management of the business affairs and operations of the bank.
     9. Senior Management Executive Committee: The Board of Directors shall appoint a Senior Management Executive Committee, which shall be composed of at least three of its members, who also serve as officers of the bank. The Senior Management Executive Committee shall meet at least once per month in which the Board does not meet and shall, if required by applicable law, approve or disapprove all loans and investments made by the bank since the last Senior Management Executive Committee meeting or Board meeting at which such action was taken.
     10. Audit Committee: The Board of Directors shall maintain an Audit Committee, comprised solely of not less than three independent directors. Members of the Audit Committee shall be elected by a majority of the Board and in compliance with Section 363 of the Federal Deposit Insurance Corporation Rules and Regulations. The Audit Committee (which shall also comprise the examining committee as required by N.C.G.S. §53-83) shall examine or superintend the examination of assets and liabilities of the bank, at least annually, and shall report the results of such examination(s) to the Board of Directors. The Audit Committee shall have such other powers and duties as may be stated in its charter or prescribed from time to time by the Board, subject to any restrictions imposed by applicable law.
     11. Other Committees: The Board of Directors may establish such other committees of the Board (including, without limitation, a Trust Committee, Compensation Committee, and Loan Committee) as the Board shall determine or as may be required by applicable law. Members of such committees shall be elected by a majority of the Board. Each committee shall have a minimum of three members. Each such committee shall have such powers and duties as may be stated in such committee’s charter or prescribed from time to time by the Board, subject to any restrictions imposed by applicable law. The Board of Directors may also appoint local advisory directors with such duties and responsibilities as may be determined by the Board with respect to the bank’s offices and branches.
     12. General Committee Matters: Each committee member serves at the pleasure of the Board of Directors. The provisions in these bylaws governing meetings, action without meetings, notice, waiver of notice, quorum and voting requirements of the Board apply to committees of the Board established under this Article.
ARTICLE IV.
Meetings of Directors
     1. Regular Meetings: Regular meetings of the Board of Directors shall be held on the date, and at the time and place, as the Board of Directors shall determine, but not less than quarterly. Minutes of all board and committee meetings, regular or special, shall be kept and maintained by the bank, and all such minutes shall be submitted to the Board for its review at or prior to its next meeting and for approval at such meeting as required by applicable law.

     2. Special Meetings: Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer or the Secretary of the bank, or at the request of three or more directors. Each member of the Board of Directors shall be given notice stating the date, time and place, by letter, electronic delivery or in person, of each special meeting not less than one day before the meeting. Such notice need not specify the purpose for which the meeting is called, unless required by the North Carolina Business Corporation Act, the articles of incorporation or the bylaws.
     3. Waiver of Notice: A director may waive notice of any meeting before or after the date and time stated in the notice. The waiver must be in writing, signed by the director entitled to the notice, and filed with the minutes or corporate records. In addition, attendance at or participation by a director at a meeting shall constitute a waiver of notice of such meeting, unless the director at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or transacting business at the meeting and does not later vote for or assent to action taken at the meeting.
     4. Quorum: A majority of the number of duly elected or appointed directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.
     5. Adjournment: Any duly convened regular or special meeting may be adjourned to a later date or time without further notice.
     6. Manner of Acting: Unless a higher vote is required by the bank’s articles of incorporation or by applicable law, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
     7. Presumption of Assent: A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (i) he or she objects at the beginning of the meeting (or promptly upon his or her arrival) to holding the meeting or transacting business at the meeting; (ii) his or her dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he or she files written notice of his or her dissent or abstention with the presiding officer of the meeting before its adjournment. The right of dissent or abstention is not available to a director who votes in favor of the action taken.
     8. Action without Meeting: Action required or permitted to be taken at a Board of Directors meeting may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more written consents signed by each director before or after such action, describing the action taken, and included in the minutes or filed with the corporate records. A director’s consent to action taken without meeting may be in electronic form and delivered by electronic means.
     9. Attendance by Electronic, Telephonic or Similar Means: With the consent of the Chairman of the Board (or in his absence, the Vice Chairman of the Board), directors may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.
ARTICLE V.
Officers
     1. Title and Number: The officers of the bank may consist of a Chief Executive Officer (who shall also be the Chairman of the Board of Directors of the bank), a President, a Chief Operating Officer, a Chief Financial Officer, a Chief Administrative Officer, one or more Senior Executive Vice Presidents, one or more Regional Presidents, one or more Executive Vice Presidents, a Secretary, a Treasurer, a Controller, and such Senior Vice Presidents, Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers as the Board of Directors may from time to time elect or as may otherwise be elected pursuant to this Article. Any two or more offices may be held by the same person, except that no individual may act in more than one capacity where action of two or more officers is required.
     2. Election and Term: The officers of the bank shall be elected by the Board of Directors or by a duly designated committee of the Board. Each officer shall hold office until a successor is elected and qualified, or until his or her resignation, retirement, death, removal or disqualification.
     3. Removal: The Board of Directors may remove or terminate any officer at any time with or without cause. In addition, any officer other than the Chief Executive Officer may be removed or terminated at any time with or without cause by a duly designated Board committee or by a superior officer. Removal, resignation or termination of an officer shall be without prejudice to the contract rights, if any, of the person so removed.
     4. Chief Executive Officer: The Chief Executive Officer shall have full executive powers, shall be the principal executive officer of the bank, shall have and exercise all powers, duties and authority incident to the office of Chief Executive Officer and shall, subject to the direction and control of the Board, supervise, direct and control the management of the bank in accordance with these bylaws. The Chief Executive Officer may also serve as Chairman of the Board in accordance with Section 5 of this Article.
     5. Other Officers: Each other officer shall have such title or titles, perform such duties and exercise such powers as may be incident to his or her office or prescribed by the Board or, with respect to offices other than the Chief Executive Officer, the Chairman and any Vice Chairman of the Board (and except as otherwise determined by the Board), by the Board, a duly designated committee of the Board or the Chief Executive Officer.
     6. Bonds: As may be required by the Board of Directors or applicable law, all officers, agents and employees of the bank shall give bond to the bank, with sufficient sureties, conditioned on the faithful performance of the duties of their respective offices or positions.

ARTICLE VI.
Contracts, Loans and Deposits
     1. Execution of Contracts and Instruments: The Board of Directors may authorize such officers as it deems appropriate to enter into any contract or execute and deliver any instrument on behalf of the bank, and such authority may be general or confined to specific instances. Any resolution of the Board of Directors authorizing the execution of documents by the proper officers of the bank or by its officers generally and not specifying particular officers shall be deemed to authorize such execution by the Chief Executive Officer, the Chief Operating Officer, the President or any Senior Executive Vice President of the bank. In addition, unless the Board determines otherwise, each officer of the bank shall have such authority as may be incident to his or her particular office to enter into contracts and execute and deliver instruments on behalf of the bank.
     2. Loans: No loans shall be contracted on behalf of the bank, as debtor, and no evidence of indebtedness on behalf of the bank shall be issued in its name unless authorized by the Board of Directors. Such authority may be general or confined to specific instances.
     3. Checks and Drafts: All checks, drafts or other orders for the payment of money issued in the name of the bank shall be signed by such officer(s), employee(s), or agent(s) of the bank and in such manner as shall from time to time be determined by the Board of Directors or the Chief Executive Officer.
     4. Deposits: All funds of the bank not otherwise employed shall be deposited from time to time to the credit of the bank in such depositories as may be selected by the Board of Directors by resolution.
ARTICLE VII.
General Provisions
     1. Dividends: The Board of Directors may from time to time declare, and the bank may pay, distributions and share dividends to its sole shareholder in the manner and upon the terms and conditions provided by N.C.G.S. §53-87 and other applicable law.
     2. Voting of Shares of Other Corporations: Except as otherwise directed by the Board of Directors of the bank or required by applicable law, shares of other corporations and associations held by the bank shall be voted in the manner directed by the Chief Executive Officer, the Chief Operating Officer or any Senior Executive Vice President of the bank. All such officers are authorized on behalf of the bank to vote shares of other corporations and associations by proxy and to execute other instruments in connection therewith.
     3. Applicability of the North Carolina Business Corporation Act and Chapter 53 of the North Carolina General Statutes: To the extent not inconsistent with or otherwise provided for in these bylaws, management of the bank’s business and regulation of its affairs shall be governed by the provisions of the North Carolina Business Corporation Act and Chapter 53 of the North Carolina General Statutes.

     4. Seal. The seal of the bank shall be in any form approved from time to time or at any time by the Board of Directors.
     5. Fiscal Year: Unless otherwise ordered by the Board of Directors, the fiscal year of the bank shall be from January 1 to December 31.
     6. Amendments: The Board of Directors of the bank shall have the authority, without the assent or vote of the bank’s sole shareholder, to adopt, make, alter, amend and/or rescind the bylaws or any bylaw of the bank. The bank’s sole shareholder may amend or repeal the bank’s bylaws even though the bylaws may also be amended or repealed by the Board of Directors.
     7. Definitions: Unless the context otherwise requires, terms used in these bylaws shall have the meanings assigned to them in the North Carolina Business Corporation Act and Chapter 53 of the North Carolina General Statutes to the extent defined therein. In addition, without limiting the effect of the foregoing, the term “applicable law” used in these bylaws shall refer to any applicable laws, rules or regulations, including but not limited to the North Carolina Business Corporation Act and applicable banking laws, rules and regulations.

Exhibit 6
CONSENT OF TRUSTEE
     Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939, as amended, and in connection with the proposed issuance of Senior Debt Securities by Martin Marietta Materials, Inc., Branch Banking and Trust Company hereby consents that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

BRANCH BANKING AND TRUST COMPANY
By:	/s/ Pamela B. McGee
	Name:	Pamela B. McGee
	Title:	Vice President

Exhibit 7
Report of Condition of
BRANCH BANKING AND TRUST COMPANY
At the close of business December 31, 2006, published in accordance with Federal regulatory authority instructions.

Dollar Amounts
in Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balance and currency and coin	2,051,861
Interest-bearing balances	423,926
Securities:
Held-to-maturity securities	0
Available-for-sale securities	20,251,740
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	95,135
Securities purchased under agreements to resell	17,290
Loans and lease financing receivables:
Loans and leases held for sale	679,564
Loans and leases, net of unearned income	80,256,406
Allowance for loan and lease losses	796,271
Loans and leases, net of unearned income and allowance	79,460,135
Trading assets	1,503,205
Premises and fixed assets (including capitalized leases)	1,380,705
Other real estate owned	70,964
Investments in unconsolidated subsidiaries and associated companies	815
Not applicable
Intangible assets:
Goodwill	4,620,279
Other intangible assets	916,740
Other assets:	5,661,726

Total assets	117,134,085

Dollar Amounts
in Thousands
LIABILITIES
Deposits:
In domestic offices	79,671,721
Noninterest-bearing	13,530,641
Interest-bearing	66,141,080
In foreign offices, Edge and Agreement subsidiaries, and IBFs:	3,913,398
Noninterest-bearing	0
Interest-bearing	3,913,398
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	1,656,979
Securities sold under agreements to repurchase	1,679,247
Trading liabilities	58,251
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	12,607,454
Not applicable
Not applicable
Subordinated notes and debentures	991,739
Other liabilities	3,851,355

Total liabilities	104,430,144

Minority interest in consolidated subsidiaries	75,269

PREFERRED CAPITAL
Perpetual preferred stock and related surplus	2,000
Common stock	24,437
Surplus (excludes all surplus related to preferred stock)	9,849,497
Not available:
Retained earnings	3,118,121
Accumulated other comprehensive income	-365,383
Other equity capital components	0
Total equity capital	12,628,672

Total liabilities, minority interest, and equity capital	117,134,085